Filed pursuant to Rule 433
Registration No. 333-132201
Dated April 26, 2006

Toyota Motor Credit Corporation
Medium Term Notes, Series B



Trade Date:			April 26, 2006

Principal Amount:		210,000,000.00

Purchase Price to Agent:	99.99

Agents Commission:		$21,000.00

Issuer Proceeds:		$209,979,000

Price to Investors:		100

Settlement Date:		April 28, 2006

Maturity Date:			April 30, 2007

Interest Rate Basis:		Actual/360

Business Day:			New York

Day Count Convention:	Following Adjusted

Coupon:			Fed Funds Effective Same Day + 4bps

Interest Payment Dates:	Coupon pays quarterly, on the 28th day,
                        beginning July 28, 2006 and final payment on April 30, 2007.

Interest Reset Dates:		Each Business Day

Interest Determination Date:	The Interest Determination Date
                                with respect to the Notes will be
                                the same Business Day as the related
                                Interest Reset Date; and the
                                Interest Rate to be used for the two
                                Business Days immediately
                                prior to each Interest Payment Date
                                (including the date of the
                                Maturity) will be the Interest Rate
                                in effect on the second Business
                                Day preceding such Interest Payment Date.

Agent:				Loop Capital Markets LLC

DTC:				0158

Cusip:				89233PYH3

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-294-8898.